Exhibit 99.2

CONSENT OF BLACKSTONE ADVISORY PARTNERS L.P.

April 27, 2015

Board of Directors

Courier Corporation

15 Wellman Avenue

North Chelmsford, MA 01863

We hereby consent to the inclusion of our opinion letter dated February 5, 2015 to the Board of Directors of Courier Corporation (“Courier”) as Annex C to the proxy statement/prospectus relating to the proposed mergers involving R.R. Donnelley & Sons Company (“R.R. Donnelley”) and Courier, which proxy statement/prospectus forms a part of the registration statement on Form S-4 of R.R. Donnelley (the “Registration Statement”), and to the references in the Registration Statement to our opinion letter and to our firm under the caption “Summary—Opinion of Courier’s Financial Advisor”, under the caption “Risk Factors—Risks Relating to the Merger”, and in the following sections under the caption “The Mergers”: “Background of the Mergers,” “Recommendation of the Courier Board; Courier’s Reasons for the Merger” and “Opinion of Courier’s Financial Advisor”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Blackstone Advisory Partners L.P.

BLACKSTONE ADVISORY PARTNERS L.P.